AllianceBernstein International Research Growth Fund, Inc.
Exhibit 77D
811-08527

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FORMER POLICIES                          CURRENT POLICIES

Investment Objective:
Fundamental:                             Non-fundamental:
The Fund's investment objective is       The Fund's investment objective is
long-term growth of capital.             long-term growth of capital.

Fundamental Investment Policies:
The Fund is diversified and, under the   The Fund is diversified.
Investment Company Act of 1940, as
amended (the ("1940 Act"), the Fund
may not change this policy without a
shareholder vote.

The Fund may not issue any senior        The Fund may not issue any senior
security (as that term is defined in     security (as that term is defined
the 1940 Act) or borrow money, except    in the 1940 Act) or borrow money,
to the extent permitted by the 1940      except to the extent permitted by
Act or the rules and regulations         the 1940 Act or the rules and
thereunder (as such statute, rules or    regulations thereunder (as such
regulations may be amended from time     statute, rules or regulations may
to time) or by guidance regarding, or    be amended from time to time) or
interpretations of, or exemptive         by guidance regarding, or
orders under, the 1940 Act or the        interpretations of, or exemptive
rules or regulations thereunder          orders under, the 1940 Act or the
published by appropriate regulatory      rules or regulations thereunder
authorities.  For the purposes of this   published by appropriate
restriction, collateral arrangements,    regulatory authorities.
including, for example, with respect     For the purposes of this
to options, futures contracts and        restriction, margin and collateral
options on futures contracts and         arrangements, including, for
collateral arrangements with respect     example, with respect to permitted
to initial and variation margin, are     borrowings, options, futures
not deemed to be the issuance of a       contracts, options on futures
senior security.                         contracts and other derivatives
                                         such as swaps are not deemed to
                                         involve the issuance of a senior
                                         security.
The Fund may not make loans, except      The Fund may not make loans except
through (a) the purchase of debt         through (i) the purchase of debt
obligations  in accordance with its      obligations in accordance with its
investment objectives and policies;      investment objectives and
(b) the lending of portfolio             policies; (ii) the lending of Fund
securities; or (c) the use of            securities; (iii) the use of
repurchase agreements.                   repurchase agreements; or (iv) the
                                         making of loans to affiliated
                                         funds as permitted under the 1940
                                         Act, the rules and regulations
                                         thereunder (as such statutes, rule
                                         or regulations may be amended from
                                         time to time), or by guidance
                                         regarding, and interpretations of,
                                         or exemptive orders under, the
                                         1940 Act.

No previous policy.                      The Fund may not act as an
                                         underwriter of securities, except
                                         that the Fund may acquire
                                         restricted securities under
                                         circumstances in which, if such
                                         securities were sold, the Fund
                                         might be deemed to be an
                                         underwriter for purposes of the
                                         Securities Act.

Non-fundamental Investment Policies:
The Fund may invest up to 20% of its     Restriction eliminated.
total assets in convertible securities.

The Fund may invest up to 20% of its     Restriction eliminated.
total assets in rights or warrants.

The Fund will not enter into any         Policy eliminated.
futures contracts or options on
futures contracts if immediately
thereafter the market values of the
outstanding futures contracts of the
Fund and the currencies and futures
contracts subject to outstanding
options written by the Fund would
exceed 100% of its total assets.

The Fund may invest in the securities    Policy eliminated.
of other investment companies,
including exchange-traded funds.

The Fund may invest in exchange-traded   Policy eliminated.
funds subject to the restrictions of
Section 12(d)(1) of the 1940 Act.

The Fund may make secured loans of       The Fund may lend Fund securities
portfolio securities of up to 33-1/3%    to the extent permitted under the
of its total assets.                     1940 Act or the rules and
                                         regulations thereunder (as such
                                         statute, rules or regulations may
                                         be amended from time to time) or
                                         by guidance regarding,
                                         interpretations of, or exemptive
                                         orders under, the 1940 Act.

No forward commitments will be made      Restriction eliminated.
by the Fund if, as a result, the
Fund's aggregate commitments under the
transactions would be more than 30% of
its total assets.

The Fund will limit its investments in   The Fund will limit its investment
illiquid securities to no more than 15%  in illiquid securities to no more
of its net assets.                       than 15% of net assets or such
                                         other amount permitted by guidance
                                         regarding the 1940 Act.

Investments in standby commitments       Restriction eliminated.
will be limited so that the aggregate
purchase price of the securities
subject to the commitments will not
exceed 50% of the Fund's assets at the
time of making the commitment.

The Fund may not purchase securities     The Fund may not purchase
on margin, except that the Fund may      securities on margin, except (i)
obtain such short-term credits as are    as otherwise provided under rules
necessary for the clearance of           adopted by the SEC under the 1940
portfolio transactions, and the Fund     Act or by guidance regarding the
may make margin payments in connection   1940 Act, or interpretations
with futures contracts, options,         thereof, and (ii) that the Fund
forward contracts, swaps, caps,          may obtain such short-term credits
floors, collars and other financial      as are necessary for the clearance
instruments.                             of portfolio transactions, and the
                                         Fund may make margin payments in
                                         connection with futures contracts,
                                         options, forward contracts, swaps,
                                         caps, floors, collars and other
                                         financial instruments.
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